Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), made this 29th day of December, 2013 (the “Effective Date”) by and between PeopleString Corporation (the “Company”), a Delaware corporation, on the one hand and Michael Cook, Kyle Tracey and Vicki Tracey (collectively, the “Seller”) on the other hand.  The Company and Seller shall each separately be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Seller has developed “HIVE Ceramics” a non-porous, 100% all natural, non-corrosive, chemically inert, medical and food grade line of ceramic vaporizers (the “Product”);

WHEREAS, the Company is expanding into new business opportunities, including the e-cigarette and vaporizer industry; and

WHEREAS, Seller and the Company wish to enter this Agreement so the Company may acquire all right, title and interest in the Product, including but not limited to its tangible and intangible assets, inventory, goodwill, intellectual property and other assets.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

SECTION 1.         Definitions

In this Agreement:

1.1           “Breach” means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant hereto, and will be deemed to have occurred if there is or has been (a) any inaccuracy in, or breach of, or any failure to perform, or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person (as hereinafter defined)) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.2           “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.3           “Governmental Body” means any national, federal, state or local governmental, judicial or regulatory agency, authority or body within or outside the United States.

1.4           “Indemnified Person” shall mean the Person who is entitled to indemnification under the terms of this Agreement.

1.5           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, judgment or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

1.6           “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, buyer, association, organization, labor union, or other entity or governmental body.

1.7           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.8           “Tax” means any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (whether domestic or foreign).

1.9           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

SECTION 2.         Purchase and Sale

2.1           Sale of the Assets.  Seller hereby sells to the Company and the Company hereby purchases from the Seller any and all right, title and interest to the Product including, but not limited to, the assets described in Exhibit A, as attached hereto and incorporated by reference herein (the “Assets”).

2.2           Purchase Price.  In consideration for the sale of Assets, at Closing the Company shall issue Seller thirty million (30,000,000) fully paid and nonassessable shares of its common stock (the “Consideration”).  As of the Effective Date, the market closing price of the Company’s stock is $0.13 per share.

2.3           Assumption of Liabilities.  Effective as of Closing, the Company will assume responsibility for the performance and satisfaction of all of the executory obligations and liabilities of Seller listed on Exhibit B, as attached hereto and incorporated by reference herein.

SECTION 3.         Conditions to Closing

3.1           Time and Place.  The closing of the purchase and sale of the Assets as contemplated by this Agreement (the “Closing”) shall occur no later than January 7, 2013, or as soon thereafter as possible (the “Closing Date”) at a place and time mutually agreed by the Parties in writing.  At Closing, Seller shall transfer and convey title to the Assets to the Company as provided in this Agreement.

3.2           Shareholder and Board Approval.  As a condition to Closing, the Company will obtain the requisite shareholder and board of director approval and ratification of this Agreement.

3.3           Deliveries.  At the Closing:

3.3.1           The Seller shall execute, acknowledge, and deliver to the Company, as appropriate, each of the following items:

(a)
A duly executed bill of sale and assignment of all assets (the “Bill of Sale”) as set forth in Exhibit C attached hereto and incorporated herein by reference, conveying all of Seller’s right, title, and interest in and to the Product; and

(b)	Such other documents and instruments as the Company may reasonably request to effectuate the Closing and any other transaction contemplated hereby.

3.3.2           The Company will deliver to the Seller:

(a)	Fully-executed Board resolutions approving the issuance of the Consideration to Seller; and

(b)	Such other documents and instruments as the Seller may reasonably request to effectuate the Closing and/or any other transaction contemplated hereby.

SECTION 4.         Representations and Warranties of the Seller

By affixing their signatures below, the Seller hereby represents and warrants to the Company, as a material inducement to the Company’s entry into this Agreement, as follows:

4.1           Title to Assets.  The Seller is  the lawful and beneficial owner of the Assets and the Seller has good and marketable title thereto, and the delivery of the Assets by the Seller to the Company pursuant to this Agreement will convey to the Company lawful, valid and indefeasible title thereto, free and clear of all Encumbrances whatsoever.

4.2           Necessary Authority.  The Seller has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transaction contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

4.3           No Approvals or Conflicts.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transaction contemplated hereby, do not and will not:

4.3.1           Require the consent or approval of, or filing with, any Person or Governmental Body;

4.3.2           Violate any law, regulation, judgment or order binding upon the Seller; or

4.3.3           To the best of Seller’s  knowledge constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which the Seller is a party or by which the Seller  or their assets may be bound.

4.4           Completeness of Statements.  No representation or warranty of the Seller herein and no written statement or certificate furnished, or to be furnished, by or on behalf of the Seller to the Company, or their agents pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain on the Closing any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

4.5           No Bankruptcy, Litigation.  There has not been filed any petition or application, or any proceedings commenced, by or against, or with respect to any assets of, the Seller, under Title 11 of the United States Code or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or creditors’ rights, and the Seller has not made any assignment for the benefit of creditors.  The Seller is not a party in any litigation or similar Proceeding.

4.6           Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

4.7           Legal Compliance and Proceedings.  The Seller  has not received any notice from a Governmental Body alleging that it is not in compliance with all material Legal Requirements associated with the operation of the business and there is no pending Proceeding:  (a) that has been commenced by or against the Seller  or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, the Seller; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transaction contemplated hereunder.

4.8           Taxes.

4.8.1           The Seller shall be solely responsible for and pay all Taxes applicable to the Seller in relation to the sale of the Assets;

4.8.2           The Seller has filed with the appropriate taxing authorities all Tax Returns that they were required to file, which Tax Returns are true, correct and complete in all material respects, and have paid, or made adequate provision for the payment of, all Taxes shown thereon as owing.

SECTION 5.         Representations and Warranties of the Company

By affixing its signature below, the Company represents and warrants to the Seller, as a material inducement Seller entry into this Agreement, as follows:

5.1           Necessary Authority.  The Company has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transaction contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

5.2           No Approvals or Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transaction contemplated hereby do not and will not:

5.2.1           Require the consent or approval of, or filing with, any person or public authority;

5.2.2          Constitute or result in the Breach of any provision of, or constitute a default under any agreement, indenture or other instrument to which the Company is a party or by which its assets may be bound; or

5.2.3           Violate any law, regulation, judgment or order binding upon the Company.

SECTION 6.         Seller’s Pre-Closing Obligations

6.1           Maintenance of Property Pending Closing.   At all times prior to the Closing Date, Seller shall continue to maintain the Assets and conduct its operation associated with the Product in the same manner as they have been maintained and operated by Seller prior to the execution of this Agreement.

6.2           Access and Information.  Seller shall promptly provide the Company with all information concerning the Product and the Assets that the Company may reasonably request, and the Company and its accountants and other representatives shall have access during normal business hours to all of the Assets.

SECTION 7.         Mutual Covenants

7.1           Further Assurances Prior to Closing.  Seller and the Company shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transaction contemplated by this Agreement.

7.2           Notification of Changed Circumstances.  At any time after the Effective Date and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

7.3           Broker’s Fees.  Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any transaction contemplated by this Agreement.  Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees in connection with this Agreement.

SECTION 8.         Conditions Precedent to Obligations of Company

8.1           Company’s Conditions.  The obligation of the Company to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

8.1.1           The representations and warranties of Seller set forth herein shall be true and correct as of the Closing Date.

8.1.2           Seller shall have performed and complied with all of the agreements, covenants, and conditions required by Seller by this Agreement on or before the Closing Date.

8.1.3           No action, suit or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

8.1.4.          The Assets shall be substantially the same condition on the Closing Date as the Effective Date, and there shall be no loss or damage to the property prior to the Closing.

8.2           Failure to Satisfy Company’s Conditions.  Any of the Company’s conditions precedent may be waived in whole or in part by the Company in writing at any time on or before the Closing Date.  In the event that the Company’s conditions precedent have not been waived or satisfied in full on or before the Closing Date, the Company may elect to terminate this Agreement as provided herein.

SECTION 9.         Conditions Precedent to Obligations of Seller

9.1           Seller’s Conditions.  The obligation of Seller to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

9.1.1           Seller shall have received fully-executed Board resolutions approving the issuance of the Consideration at Closing.

9.1.2           The representations and warranties of the Company set forth herein shall be true and correct as of the Closing Date.

9.1.3           The Company shall have performed and complied with all of the agreements, covenants, and conditions required of the Company by this Agreement on or before the Closing Date.

9.2           Failure to Satisfy Seller’s Conditions.  Any of Seller’s conditions precedent may be waived in whole or in part by the Seller in writing at any time on or before the Closing Date.  In the event that the Seller’s conditions precedent have not been waived or satisfied in full on or before the Closing Date, the Seller may elect to terminate this Agreement as provided herein.

SECTION 10.      Post-Closing Obligations

10.1        Additional Assurances.  Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement.  This covenant of further assurances shall survive the Closing.

SECTION 11.      Termination

11.1         Termination.  This Agreement may be terminated as follows:

11.1.1         By the Mutual consent of the Company and Seller at any time prior to Closing.

11.1.2.        By the Company at any time prior to Closing as expressly provided in this Agreement, or if any condition precedent to the Company’s obligations as set forth herein has not been satisfied in full or previously waived by the Company in writing, at or prior to the Closing.

11.1.3         By the Seller at any time prior to Closing as expressly provided in this Agreement, or if any condition precedent to the Seller’s obligations as set forth herein has not been satisfied in full or previously waived by the Seller in writing, at or prior to the Closing.

11.2          Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 11, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.

SECTION 12.       Indemnification

12.1         Indemnification of Company.  The Seller  shall  indemnify and hold harmless the Company and its  representatives, agents, successors and assigns (collectively, the “Indemnified Persons”) for, and will promptly pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, out of, or in connection the operation of the Assets prior to the Closing Date and with any Breach of this Agreement by the Seller.

12.2         Indemnification of Seller.  The Company will indemnify and hold harmless the Seller and its Indemnified Persons, and will promptly pay to such Indemnified Persons, the amount of any Damages arising, directly or indirectly, out of or in connection with a Breach of this Agreement by the Company.

SECTION 13.       General Provisions

13.1         Notice.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the addresses given below.  The Company or Seller may change their address for purposes of this provision by giving written notice pursuant to the terms of this provision.

13.2         Entire Agreement.  This Agreement and the Schedules attached hereto constitute the entire agreement among the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with, or subsequent to, the date hereof.

13.3         Fees and Costs.  Each Party shall be responsible for paying his, her or its own fees and costs in connection with this Agreement, including, but not limited to, his, her or its respective attorneys’ fees, accountant fees and consultant fees.

13.4         Successors and Assigns.  This Agreement shall be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

13.5         Execution of Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

13.6         Governing Law; Jurisdiction.  This Agreement shall be governed by the internal laws of the State of California, without regard to principles of conflicts of laws.  Any dispute arising under or in connection with this Agreement or the other agreements contemplated hereby shall be resolved before the American Arbitration Association, Los Angeles County, California.

13.7         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.8         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first set forth above.

“COMPANY”
PEOPLESTRING CORPORATION. a Delaware Corporation By: /s/ Jerome Kaiser Name: Jerome Kaiser Title: Chief Executive Officer Address for Notice:

“SELLER”
MICHAEL COOK By: /s/ Michael Cook Name: Michael Cook KYLE TRACEY By: /s/ Kyle Tracey Name: Kyle Tracey VICKI TRACEY By: /s/ Vicki Tracey Name: Vicki Tracey Address for Notice:

EXHIBIT A

ASSETS

This list of assets is not exhaustive.  Any and all assets utilized in connection with the Product of Seller, whether included on this list or not, are being purchased by the Company.

1.	Any and all inventory, samples, purchase orders and related assets associated with the “HIVE Ceramics” vaporization element;

2.
Any and all intellectual property of “HIVE Ceramics”, including but not limited to trademarks, service marks, trade names, logos, patents, patent applications, goodwill and related intellectual property associated with the Product;

3.
The hiveceramics.com website and social media accounts owned by Seller and any hardware, software, source and object code base, code and revisions, versioning system and contents thereof, design, schemes, structures, database content and images, registered names, domain names and intellectual property related to the hiveceramics.com website owned by Seller;

4.	Any and all client and distribution lists;

5.	Any and all contracts with clients and vendors; and

6.	Any and all equipment related to the Product.

A-1

EXHIBIT B

EXISTING LIABILITIES OF SELLER

None.

B-1

EXHIBIT C

BILL OF SALE

THIS BILL OF SALE is made by Michael Cook, Kyle Tracey and Vicki Tracey (collectively, “Seller”), for the benefit of PEOPLESTRING CORPORATION, a Delaware corporation (“the Company”).

For valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby bargain, sell, assign, transfer, convey and deliver to the Company, its successors and assigns, all the property described in Exhibit A (the “Assets”) attached hereto and incorporated herein by this reference.

Seller, its successors, and assigns covenants with the Company, its successors and assigns that it is the owner of the Property and that the title conveyed to the Company is free, clear and unencumbered.

The Product is sold in “AS IS” condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale on January __, 2014.

“SELLER”

MICHAEL COOK

By:
Name: Michael Cook

KYLE TRACEY

By:
Name: Kyle Tracey

VICKI TRACEY

By:
Name: Vicki Tracey

C-1